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EXHIBIT 10.xiii

                                 ALAN VANDERHOFF
                                 ATTORNEY AT LAW
                           701 "B" STREET, SUITE 1000
                           SAN DIEGO, CALIFORNIA 92101
                                 (619) 299-2050
                              FAX: (619) 239-6554

                                January 30, 2002

                                                                     File Number
                                                                       02-1101

Mervyn Phelan, Sr.
Senior Care Industries, Inc.
410 Broadway, 2nd Floor
Laguna Beach, CA 92651

RE: ENGAGEMENT FOR LEGAL SERVICES

Dear Mr. Phelan:

         I am pleased to welcome Senior Care Industries, Inc. ("Senior Care") as a client of my firm. California law requires that certain contracts for services between attorneys and clients be in writing and include the terms of their agreement. The Purpose of this letter is to comply with the requirement by setting forth all of the terms of my engagement by you.

         1. CONDITIONS. This Agreement will not take effect, and I will have no obligation to provide services, until you return a signed copy of this Agreement.

         2. CLIENT. I have been engaged by Senior Care. I have not undertaken to provide legal advice or other services for any other individual or entity in connection with these matters.

         3. SCOPE OF SERVICES. Senior Care is employing me to represent it with regard to the bankruptcy case of Tri National Development Corp, Case No. 01-10964- JH11, pending in the United States Bankruptcy Court for the Southern District of California. Unless we enter into a new agreement in writing, this Agreement will govern all future services that I may perform for Senior Care. I will be acting as co-counsel with Richard C. Norton.

         4. MY RESPONSIBILITIES. I will represent Senior Care's interests and provide those legal services reasonably required within the scope of the services described above. I will take reasonable steps to keep you informed of my progress and respond to your inquiries. While I will be responsible for the general conduct and



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Mervyn Phelan, Sr.
Page 2
January 30, 2002

oversight of the matter, other attorneys, paralegals, and staff members may be assigned tasks from time to time, as necessary.

         5. LEGAL FEES AND BILLING PRACTICES. My current hourly rates are set forth on the attached Rate Schedule. The Rate Schedule also provides for periodic increases. Senior Care will be billed for all time that I spend providing the services necessary or appropriate for its proper representation. I will charge in increments of one- tenth (1/10) of an hour. The minimum charged for any particular activity will be of one- tenth (1/10) of an hour. I will charge for the time that I spend on telephone calls, including calls with you, opposing counsel, or others as necessary. I will also charge for travel time, both local and out of town.

         6. COSTS AND OTHER CHARGES. In addition to my fee for legal services rendered, Senior Care agrees to pay, and my statements will include, expenses for items such as travel, lodging, meals, parking, filing fees, telephone calls, and transcripts of proceedings, photocopying, messenger and delivery service, computerized legal research, and staff overtime. Photocopying will be charged at $0.20 per page, facsimile transmission or receipt at $1.00 per page, and computerized legal research. Unless special arrangements are made at the outset, fees and expenses for others (such as experts, appraisers, investigators, witnesses, consultants, and court reporters) will not be paid by me and will be the responsibility of, and billed directly to, Senior Care.

         7. REFUNDABLE DEPOSIT; BILLING STATEMENTS. Before I render any services to Senior Care, I will require a refundable advance attorneys' fee and cost deposit of $5,000.00. Such amount does not represent my estimate of total fees and cost charges incurred in the course of this engagement or for any time period of my engagement. The deposit will be held in my client trust account and applied to Senior Care's final invoice or, in my discretion, to invoices during my representation of Senior Care. Senior Care agrees, upon request, at such time as the deposit has been exhausted to replenish the same with a refundable deposit of equal amount to be applied toward future fees and costs prior to further work being performed. Any unused portion of the deposit, if any, will be returned to you upon payment of my final invoice.

         8. LATE PAYMENT. If the amount shown as due on my statement to you is not paid within thirty (30) days, the unpaid balance will bear interest at the rate of one and one-half percent (1 1/2 %) per month.

         9. ESTIMATES. From time to time, I may furnish estimates to you of fees and costs that I anticipate Senior Care to incur for my services. These estimates are



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Mervyn Phelan, Sr.
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January 30, 2002

subject to unforeseen circumstances, are by their nature inexact, and are not guaranteed to be the maximum that Senior Care will incur.

         10. WITHDRAWAL. I reserve the right to withdraw from my representation for any reason or for no reason including, without limitation if, Senior Care fails to honor the terms of this Agreement, fails to pay for my services as set forth in this letter, fails to cooperate or follow my advice on a material matter, or if any fact or circumstance comes to my attention that would, in my view, render my continuing representation unlawful or unethical. If I elect to withdraw, Senior Care agrees to take all steps necessary to free me of any obligation to perform further services, including the execution of any documents necessary to complete my withdrawal, and I will be entitled to be paid for all services rendered and costs and expenses paid or incurred on Senior Care's behalf before the date of withdrawal.

         11. TERMINATION. Senior Care has the right at any time to terminate my services and representation upon written notice to me. Such termination shall not, however, relieve Senior Care of the obligation to pay for all services rendered and costs or expenses incurred on its behalf before the date of such termination.

         12. EFFECTIVE DATE. This Agreement will take effect when you have returned a signed copy of the Agreement to me, but its effective date will be retroactive to the date on which I first performed services. The date at the beginning of this Agreement is for reference only. Even if this Agreement does not take effect, Senior Care will be obligated to pay me the reasonable value of any services that I have performed for it.

         13. DISCLAIMER OF GUARANTEE. Although I may offer an opinion about possible results regarding the subject matter of this Agreement, I cannot guarantee any particular results. You acknowledge that I have made no promises about the outcome and that any opinion offered by me in the future will not constitute a guarantee.

         14. ARBITRATION. In the event that there is a dispute regarding attorneys' fees and costs, it is agreed that the dispute will be submitted to arbitration through the San Diego County Bar Association.

         15. PARTIAL INVALIDITY. If any provision of this Agreement is held in whole or in part to be unenforceable for any reason, the remainder of the provision and of the entire Agreement will be severable and remain in effect.



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Mervyn Phelan, Sr.
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January 30, 2002

         16. MODIFICATION. This Agreement may be modified by a subsequent agreement of the parties only by an instrument in writing signed by all of them or an oral agreement to the extent that the parties carry it out.

         17. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties. No other agreement, statement, or promise made on or before the effective date of this Agreement will be binding on the parties.

         Please review this letter carefully and, if it meets with your approval, sign and return the enclosed copy.

         I appreciate your engagement of my firm. If you have any questions about this letter, I will be pleased to discuss them with you.

                                                     Sincerely,

         The Agreement set forth above is agreed to by:

         SENIOR CARE INDUSTRIES,  INC.

         By /s/ Mervyn Phelan, Sr.
            -----------------------------------
                  Mervyn Phelan, Sr.
            Its Chief Executive Officer